EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-34085 of Nine West Group Inc., Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation, and Nine West Manufacturing Corporation on Form S-4 of our report dated March 17, 1998, except for the sixth paragraph of Note 3 dated April 1, 1998 and the third paragraph of Note 21 dated April 14, 1998, appearing in the Annual Report on Form 10-K of Nine West Group Inc. for the fifty-two week period ended January 31, 1998, and to the reference to us under the heading "Independent Auditors" in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Stamford, Connecticut

June 19, 1998